Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

SeaStar Medical Holding Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,767,784	$2.6895	$4,754,455.07	0.000087	$413.64

Total Offering Amounts:							$4,754,455.07		413.64
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$413.64

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Offering Note(s)

(1)	Shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 1,767,784 shares of the registrant's common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include an indeterminable number of additional shares of common stock that may be issuable as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the high and low prices for a share of the registrant's common stock reported on October 23, 2026, which date is a date within five business days prior to the filing of this registration statement.